EXHIBIT 99.1

DATE:	November 11, 2005

TO:	All Media

FROM:	Standard Management 10689 N. Pennsylvania Street Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry Investor Relations Phone: (317) 574-5221
New Acquisitions Positively Impact the Top and Bottom Line
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ: SMAN), a provider of pharmaceutical products and services to the health care industry, reported a loss for the period of $.43 per diluted share, or $3.9 million. Four acquisitions completed during the third quarter of 2005 contributed revenue of $7.4 million and net income of $.04 per diluted share.
Chairman’s Comments
Ronald D. Hunter, Chairman, CEO and President of Standard Management, stated, “With the sale of Standard Life completed, Standard Management has a more flexible capital model enabling the company to grow its pharmaceutical business through our four regional distribution centers across the United States.”
Mr. Hunter continued, “In July we completed three strategic acquisitions and a fourth acquisition in September. Our acquisition model, which creates an additional $42 million in annualized revenue, is working well as both revenue and earnings from our four recent acquisitions met or exceeded expectations for the third quarter.” Hunter concluded, “We will continue to execute our business plan of growing through acquisitions and organically, enabling us to reach our goal of $200-300 million in annualized revenues by 2008 year-end.”
Revenues and Gross Margin
Revenue for the quarter ended September 30, 2005 grew to $10.1 million from $1.9 million in the comparable prior year period. This growth is attributable to $7.4 million in revenue from the acquisitions, as well as a 44% organic increase in revenue. In addition, the new acquisitions contributed a gross margin of 29% and our organic gross margin increased to 26%, an improvement of 2% over our comparable prior period. Overall gross margin improved from 24% to 29% this quarter over the comparable prior year quarter.

Operations
For the quarter ended September 30, 2005, net loss was $3.9 million or $.43 per diluted share, compared to a net loss of $2.7 million or $.34 per diluted share for the third quarter of 2004. Comparatively, the current quarter benefited $.04 per diluted share from operations related to our new acquisitions and an improved interest expense of $.04 per diluted share primarily related to reduced debt resulting from the sale of Standard Life Insurance Company of Indiana.
This press release contains “forward-looking statements” within the meaning of section 27 A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the performance of our health services operations, potential future acquisitions, and their impact on performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain additional capital when needed and on favorable terms; our ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, IN. Information about the company can be obtained by calling the Investor Relations Department at (317) 574-5221 or via the Internet at www.SMAN.com.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, dollars in thousands)

	September 30	December 31
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$9,521	$1,121
Accounts receivable, net	5,651	1,109
Inventories	3,387	748
Prepaid and other current assets	400	1,009
Assets of discontinued operations	—	1,921,550

Total current assets	18,959	1,925,537

Property and equipment, net	11,722	11,299
Assets held for sale	738	738
Deferred financing fees, net	2,113	1,767
Officer and other notes receivable, less current portion	859	912
Investments in unconsolidated subsidiaries	5,160	160
Intangible assets, net	6,271	1,312
Goodwill	12,293	3,725
Other noncurrent assets	1,327	2,295

Total assets	$59,442	$1,947,745

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,550	$401
Accrued expenses	2,460	2,236
Current portion of long-term debt	2,728	3,597
Liabilities of discontinued operations	1,337	1,829,606

Total current liabilities	9,075	1,835,840

Long-term debt, less current portion	37,360	50,714
Other long-term liabilities	1,148	1,159

Total liabilities	47,583	1,887,713

Shareholders’ equity:
Common stock, no par value, and additional paid in capital, 40,000,000 shares and 20,000,000 shares authorized, 10,729,525 shares and 9,446,191 shares issued in 2005 and 2004, respectively	68,862	64,369
Retained deficit	(49,194)	(1,529)
Treasury stock, at cost, 1,605,151 and 1,525,078 shares in 2005 and 2004, respectively	(7,877)	(7,703)
Accumulated other comprehensive income from continuing operations	68	68
Accumulated other comprehensive income from discontinued operations	—	4,827

Total shareholders’ equity	11,859	60,032

Total liabilities and shareholders’ equity	$59,442	$1,947,745

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Net revenues	$10,106	$1,872	$14,797	$5,364
Cost of sales	7,228	1,430	10,966	3,994

Gross profit	2,878	442	3,831	1,370

Selling, general and administrative expenses	5,561	2,940	13,023	9,469
Depreciation and amortization	556	542	1,570	1,600
Loss related to sale of a business	—	—	—	964

Operating loss	(3,239)	(3,040)	(10,762)	(10,663)

Other income	313	—	392	—

Interest expense	1,012	1,193	3,322	3,376

Loss before income taxes	(3,938)	(4,233)	(13,692)	(14,039)

Income tax expense (benefit)	—	—	—	—

Net loss from continuing operations	(3,938)	(4,233)	(13,692)	(14,039)

Income (loss) from discontinued operations, net of income tax expense (benefit) of $50, ($58), $262 and $698, respectively	56	1,536	(33,973)	7,108

Net loss	$(3,882)	$(2,697)	$(47,665)	$(6,931)

Loss per share — basic and diluted
Loss from continuing operations	$(0.44)	$(0.53)	$(1.66)	$(1.76)
Income (loss) from discontinued operations	0.01	0.19	(4.12)	0.89

Net loss available to common shareholders	$(0.43)	$(0.34)	$(5.78)	$(0.87)

Weighted average shares outstanding	8,895,592	7,929,863	8,250,631	7,991,807